Rule 424(b)(2)
                                                  Registration No. 333-03821


             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 22, 1996

                                  $100,000,000

                          THE PROCTER & GAMBLE COMPANY

                        8.75% DEBENTURES DUE JUNE 1, 2022

         This Prospectus Supplement relates to $100,000,000 principal amount of 8.75% Debentures due June 1, 2022 (the "Debentures") issuable upon the exercise of four outstanding warrants (the "Warrants"). The Warrants were originally issued by The Procter & Gamble Company (the "Company") on June 11, 1992. Each Warrant entitles the holder thereof to purchase $25,000,000 aggregate principal amount of the Debentures at a purchase price equal to 100% of the principal amount thereof. Interest on the Debentures is payable on June 1 and December 1 of each year, commencing December 1, 1997.

         The Debentures will be issued in book-entry form represented by Global Securities registered in the name of The Depository Trust Company (the "Depository"), the Depository's nominee or a successor depository. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository's participants. Owners of beneficial interests in Debentures issued in book-entry form will be entitled to physical delivery of Debentures in certificated form in the principal amount of their respective beneficial interests only under limited circumstances described herein. See "Description of Debentures."

                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                     ACCURACY OR ADEQUACY OF THIS PROSPECTUS
                      SUPPLEMENT OR THE PROSPECTUS TO WHICH
                      IT RELATES ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                              Price to                 Proceeds to
                              Public                   Company <F1>
                              --------                 -----------
Per Debenture                   100%                       100%
Total                       $100,000,000              $100,000,000

---------------

<F1>  Before deducting estimated expenses of $75,000 payable by the Company.

             The date of this Prospectus Supplement is May 28, 1997




                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 1-434) pursuant to the Exchange Act are incorporated herein by reference:

              1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

              2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997.

              3. The Company's Current Reports on Form 8-K dated November
         18, 1996, December 3, 1996, December 16, 1996, December 20, 1996,
         January 7, 1997, January 17, 1997, January 28, 1997, February 21, 1997,
         March 4, 1997, March 24, 1997, April, 7, 1997, April 9, 1997, April 23,
         1997, April 25, 1997 and May 2, 1997 and on Form 8-K/A dated December 3, 1996 and April 9, 1997.

              4. All other documents filed by the Company pursuant to
         Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Debentures.

         The Company will provide without charge to each person to whom a copy of this Prospectus Supplement is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, telephone: (513) 983-8697.


                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods indicated:

                                                        Nine months ended
                               Years Ended June 30,          March 31,
                               1995           1996      1996         1997
                               ----           ----      ----         ----
Ratio of earnings to fixed
  charges <F1>                 7.7            9.0       9.7          11.0

      <F1>Earnings used to compute this ratio are earnings before income taxes and before fixed charges (excluding interest capitalized during the period) and after deducting undistributed earnings of equity method investees. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and expense, and one-third of all rent expense (considered representative of the interest factor).


                             DESCRIPTION OF WARRANTS

         The Warrants were originally issued on June 11, 1992. Each Warrant, if exercised during the Warrant Exercise Period (as hereinafter defined), entitles the holder thereof to purchase $25,000,000 aggregate principal amount of Debentures. The exercise price of each Warrant is 100% of the aggregate principal amount of Debentures purchased upon such exercise.

         On the terms and subject to the conditions set forth in the Warrant Certificate representing the Warrant (the "Warrant Certificate"), each Warrant may be exercised by the registered holder thereof, in whole, but not in part, between May 2, 1997 and May 23, 1997 (the "Exercise Period") upon irrevocable written notice of the exercise of the Warrant, in the form provided in the Warrant Certificate (the "Irrevocable Exercise Notice"), given to the Company during the Exercise Period. The Company will issue and deliver the Debentures through the facilities of the Depository on or about June 2, 1997 (the "Settlement Date") to each holder of a Warrant who has given an Irrevocable Exercise Notice during the Exercise Period and who has provided payment by certified or official bank check or by bank wire transfer in New York Clearing House funds in full for the Warrant exercised by such holder to the Company in accordance with the terms of the Warrant Certificate.


                            DESCRIPTION OF DEBENTURES

         The following description of the particular terms of the Debentures offered hereby (referred to in the accompanying Prospectus as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. Certain defined terms in the Indenture, dated as of September 28, 1992 (the "Indenture"), with respect to the Offered Debt Securities are capitalized herein. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the Indenture.

GENERAL

         The Debentures offered hereby will be limited to $100,000,000 aggregate principal amount and will be issued under the Indenture. The Debentures will mature on June 1, 2022. The Debentures will bear interest from June 1, 1997 at the rate per annum shown on the front cover of this Prospectus Supplement payable semi-annually on June 1 and December 1 of each year and at maturity (each such date is herein called an "Interest Payment Date"), commencing December 1, 1997, to the person in whose name the Debenture (or one or more predecessor Debentures) is registered at the close of business on the May 15 or November 15, as the case may be, next preceding such Interest Payment Date.

         The Debentures are not entitled to any sinking fund. The Debentures are subject to defeasance and covenant defeasance as described under "Description of Debt Securities--Defeasance" in the accompanying Prospectus. The Debentures are not redeemable at the option of the Company.

         The Debentures will be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiple thereof.

         In the case where any Interest Payment Date or the maturity date of the Debentures does not fall on a Business Day, payment of interest or principal otherwise payable on such day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the maturity date of the Debentures, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or maturity date. The term "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.


BOOK-ENTRY SYSTEM

         Upon issuance, the Debentures will be represented by one or more global securities (the "Book-Entry Debentures"). Each global security representing the Book-Entry Debentures will be deposited with, or on behalf of the "Depository," as depository, and registered in the name of a nominee of the Depository. The Book-Entry Debentures will not be exchangeable at the option of the Holder for certificated Debentures and, except under the circumstances described below, will not otherwise be issuable in definitive form.

         The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Upon issuance of the Book-Entry Debentures, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debentures represented by such Book-Entry Debentures to the accounts of institutions that have accounts with the Depository or its nominee ("participants"). Ownership of beneficial interests in the Book-Entry Debentures will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Book-Entry Debentures will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to participants' interests) for such Book-Entry Debentures or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Book-Entry Debentures.

         So long as the Depository, or its nominee, is the registered owner of the Book-Entry Debentures, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debentures for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Book-Entry Debentures will not be entitled to have the Debentures represented by such Book-Entry Debentures registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Principal and interest payments on Book-Entry Debentures registered in the name of or held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or holder of the Book-Entry Debentures. Neither the Company, the Trustee nor any paying agent for such Book-Entry Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Book-Entry Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that the Depository, upon receipt of any payments of principal or interest in respect of the Book-Entry Debentures, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Book-Entry Debentures as shown on the records of the Depository. The Company also expects that payments by participants to owners of beneficial interests in such Book-Entry Debentures held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

         Unless and until it is exchanged, in whole or in part, for a Debenture in definitive form in accordance with the terms of the Debentures, a Book-Entry Debenture may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor. If the Depository is at any time unwilling or unable to continue as depository or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor Depository is not appointed by the Company within 90 days, the Company will issue Debentures in definitive registered form in exchange for the Book-Entry Debentures. In addition, the Company may at any time and in its sole discretion determine not to have any Debentures represented by one or more Book-Entry Debentures and, in such event, will issue Debentures in definitive registered form in exchange for all Book-Entry Debentures. Further, if an event of default, or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default, under the Indenture occurs and is continuing with respect to the Debentures, or if the Company so specifies with respect to the Debentures, the Depository may exchange the Book-Entry Debentures for Debentures in definitive registered form. In any such instance, an owner of a beneficial interest in a Book-Entry Debenture will be entitled to physical delivery in definitive form of Debentures represented by such Book-Entry Debenture in principal amount equal to such beneficial interest and to have such Debentures registered in its name.


CONCERNING THE TRUSTEE

         The Debentures will be issued under the Indenture, with The First National Bank of Chicago as trustee. The Indenture has substantially the same terms as the indenture between the Company and Bankers Trust Company dated as of May 15, 1991. The First National Bank of Chicago is also a depositary of the Company, and it has performed other services for the Company and its subsidiaries in the normal course of its business.


LEGAL OPINION

         The validity of the offered debt securities will be passed upon by Terry L. Overbey, Secretary and Associate General Counsel of the Company.









                          THE PROCTER & GAMBLE COMPANY

                          DEBT SECURITIES AND WARRANTS

         The Company may from time to time offer Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series and Warrants to purchase Debt Securities or to buy and sell government debt securities, foreign currencies, currency units or units of a currency index or currency basket, units of a stock index or stock basket or a commodity or a commodity index from which the Company will receive proceeds of up to an aggregate of $725,000,000 (or the equivalent in foreign currency or currency units). The Debt Securities and Warrants may be offered independently or together for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Debt Securities and Warrants will be offered to the public on terms determined by market conditions. The Debt Securities and Warrants may be sold for U.S. dollars, foreign currency or currency units and the principal and any premium and interest on the Debt Securities may likewise be payable in U.S. dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other foreign currency or currency units, including composite currencies such as the European Currency Unit.

         The specific designation, aggregate principal amount, purchase price, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, any listing on a securities exchange and other specific terms not set forth herein of the Debt Securities in respect of which this Prospectus is being delivered, the duration, purchase price, exercise price, detachability and any other specific terms not set forth herein of any Warrants in respect of which this Prospectus is being delivered, and the names of any underwriters, dealers or agents, and the other terms and manner of the sale and distribution of such Debt Securities and Warrants, are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). See "Description of Debt Securities", "Description of Warrants" and "Plan of Distribution".

         As used from time to time herein, the term "Securities" means the Debt Securities and the Warrants.

                               -------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               ------------------



                  The date of this Prospectus is May 22, 1996.









                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the offices of the Cincinnati Stock Exchange, 400 S. LaSalle Street, 5th Floor, Chicago, Illinois 60605.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 1-434) pursuant to the Exchange Act are incorporated herein by reference:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (which incorporates by reference portions of the Company's definitive Proxy Statement dated September 1, 1995 for the Company's Annual Meeting of Stockholders held on October 10, 1995 and portions of its 1995 Annual Report to Stockholders for the year ended June 30, 1995).

                  2. The Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 1995, December 31, 1995 and March 31, 1996.

                  3. All other documents filed by the Company pursuant to
         Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, telephone: (513) 983-8697.


                                   THE COMPANY

         The Procter & Gamble Company (the "Company") was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, the Company manufactures and markets a broad range of consumer products in many countries throughout the world. Unless the context otherwise requires, all references to the Company are to The Procter & Gamble Company and its consolidated subsidiaries.

         The Company's operations fall within five business segments: Laundry and Cleaning, Paper, Beauty Care, Food and Beverage, and Health Care:

         The Laundry and Cleaning segment includes laundry, dishcare, hard surface cleaners and fabric conditioners. Representative brands include Ariel, Tide, Cascade, Dawn, Mr. Proper, Downy.

         The Paper segment includes tissue/towel, feminine protection and diapers. Representative brands include Bounty, Charmin, Always, Whisper, Pampers.

         The Beauty Care segment includes hair care, deodorants, personal cleansing, skin care and cosmetics and fragrances. Representative brands include Pantene, Vidal Sassoon, Secret, Safeguard, Olay, Cover Girl.

         The Food and Beverage segment includes, coffee, peanut butter, juice, snacks, shortening and oil, baking mixes and commercial services. Representative brands include Folgers, Jif, Sunny Delight, Pringles, Crisco, Duncan Hines.

         The Health Care segment includes oral care, gastro-intestinal, respiratory care, analgesics and pharmaceuticals. Representative brands include Crest, Scope, Metamucil, Vicks, Aleve.

         The Laundry category and Diaper category constituted 21% and 13% of consolidated 1995 fiscal-year sales, respectively.

         In the United States, the Company owned and operated manufacturing facilities at 39 locations in 20 states as of June 30, 1995. In addition, it owned and operated 90 manufacturing facilities in 42 other countries as of such date. Laundry and Cleaning products were produced at 37 of these locations; Paper products at 35; Health Care products at 30; Beauty Care products at 47; and Food and Beverage products at 16.

         The Company's principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and its telephone number is (513) 983-1100.


                                 USE OF PROCEEDS

         Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds from the issuance of the Debt Securities and Warrants offered hereby will be used for general corporate purposes.


                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information for the years ended June 30, 1995 and 1994 has been derived from the Company's consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 1995. See "Incorporation of Certain Documents by Reference". The summary financial information for the years ended June 30, 1991, 1992 and 1993 has been derived from the Company's consolidated financial statements contained in its Annual Reports to Shareholders for the years 1992 and 1993. Per share amounts and number of shares have been adjusted for the two-for-one stock split of the Company's common stock, effective May 15, 1992.


                              Years Ended June 30,
-------------------------------------------------------------------------------------------
                                             1991      1992      1993       1994      1995
                                            ------    ------    ------     ------    ------

                                                   (in millions, except per share data)

OPERATING RESULTS:
Net sales................................     $27,026   $29,362   $30,433    $30,296   $33,434
Cost of products sold....................      16,081    17,324    17,683     17,355    19,623
Earnings before income taxes and
   prior years' effect of accounting
   changes...............................       2,687     2,885       349      3,346     4,000
Income taxes.............................         914     1,013        80      1,135     1,355
Net earnings/(loss)<F1>..................       1,773     1,872      (656)     2,211     2,645
Net earnings/(loss) per common
   share<F1>.............................     $  2.46   $  2.62   $ (1.11)   $  3.09   $  3.71
Net earnings/(loss) per common share
   assuming full dilution<F1>............     $  2.31   $  2.45   $  (.96)   $  2.91   $  3.48
Average shares outstanding...............       689.5     677.4     680.4      683.1     686.0
Ratio of earnings to fixed charges<F2>...         6.8       5.7       1.4        6.6       7.7

FINANCIAL POSITION
    (AT PERIOD END):

Working capital..........................     $  1,702  $ 1,724   $ 1,688    $ 1,948   $ 2,194
Total assets.............................       20,468   24,025    24,935     25,535    28,125
Long-term debt...........................        4,111    5,223     5,174      4,980     5,161
Shareholders' equity.....................        7,736    9,071     7,441      8,832    10,589
--------------------

<F1>    In 1993, net earnings and per share earnings include an after-tax charge of $1,746 or $2.57 per share for restructuring and an after-tax charge of $925 or $1.36 per share for the prior years' effect of accounting changes.

<F2>    Earnings used to compute this ratio are earnings before income taxes and before fixed charges (excluding interest capitalized during the period) and after deducting undistributed earnings of equity method investees. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and expense, and one-third of all rent expense (considered representative of the interest factor).


RESULTS OF OPERATIONS: YEAR ENDED JUNE 30, 1995 COMPARED TO THE YEAR ENDED JUNE 30, 1994

         Worldwide net earnings were $2,645 million, a 20% increase over a year ago, including a $50 million after-tax charge for incremental costs associated with the January earthquake in Japan. Net earnings for the prior year were $2,211 million, including a $102 million after-tax charge related to two interest rate swap contracts. Excluding the unusual items in both periods, net earnings increased 17%.

         Worldwide net sales for the year increased 10% to 33,434 million. This sales increase reflects year-to-year unit volume growth of 10%, with acquisitions contributing approximately 2%. More favorable foreign exchange rates positively impacted net sales by 2%, but the effect was offset by lower pricing in certain markets.

         Gross margin declined from 42.7% in 1994 to 41.3% in 1995 primarily due to higher green coffee bean costs, net of related pricing. Increased research and development costs and higher raw material prices, most importantly pulp, more than offset the incremental benefits of restructuring activities and other cost reduction programs. The Company's margin trends are also affected by pricing policies. Since fiscal year 1993, the Company's value pricing initiative has reduced list prices by approximately $1 billion (excluding coffee).

         Marketing, administrative and other expenses were 28.8% of sales, down from 30.9% in the prior year. This reflects the benefit of continued cost control efforts, as well as an incremental benefit from restructuring actions.

         Other income of $309 million includes a $77 million pre-tax charge related to the Kobe, Japan earthquake. The prior year amount of $248 million contains a $157 million pre-tax charge related to two interest rate swap contracts.

         Net earnings margin increased from 7.3% in 1994 to 7.9% in 1995, including the effect of unusual items in both years, reflecting continued emphasis on cost control and volume growth.


                         DESCRIPTION OF DEBT SECURITIES

         The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

         The Offered Debt Securities are to be issued under an Indenture, dated as of September 28, 1992 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indenture are capitalized herein.


GENERAL

         The Debt Securities will be unsecured obligations of the Company.

         The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

         Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms, where applicable, of the Offered Debt
Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue;
(5) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or analogous provisions; (7) the price at which, the periods within which, and the terms and conditions upon which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (8) the terms and conditions upon which the Offered Debt Securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional); (9) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (10) the right of the Company to defease the Offered Debt Securities or certain restrictive covenants and certain Events of Default under the Indenture; (11) if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the Offered Debt Securities (and federal income tax consequences and other special considerations applicable to any such Offered Debt Securities denominated in a currency or currencies other than United States dollars); (12) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the Offered Debt Securities; (13) if the Offered Debt Securities will be issuable only in the form of a Global Security as described under "Book-Entry Debt Securities", the Depository or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depository or its nominee; and (14) any other terms of the Offered Debt Securities. (Section 301)

         Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, principal of and premium, if any, and interest, if any, on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at 14 Wall Street, 8th Floor, New York, New York 10005, provided that, at the option of the Company, payment of interest may be made by: (1) wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the Trustee from any Holder of Debt Securities; (2) any similar manner that such Holder may designate in writing to the Trustee; or (3) by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305 and
1002) Any payment of principal and premium, if any, and interest, if any, required to be made on an Interest Payment Date, Redemption Date or at Maturity which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Maturity. (Section 113)

         Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

         Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that Debt Securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to Debt Securities and Warrants which are considered to be issued as "investment units". Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other Debt Securities treated as issued at an original issue discount) and to "investment units" will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)


BOOK-ENTRY DEBT SECURITIES

         The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depository or its nominee identified in the Prospectus Supplement relating to the Offered Debt Securities. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depository for such Global Security to a nominee of such Depository and except in the circumstances described in the Prospectus Supplement relating to the Offered Debt Securities. (Sections 204 and 305)


RESTRICTIVE COVENANTS

  RESTRICTIONS ON SECURED DEBT

         If the Company or any Domestic Subsidiary shall incur, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property or on any shares of stock or debt of any Domestic Subsidiary, the Company will secure, or cause such Domestic Subsidiary to secure, the Debt Securities then outstanding equally and ratably with (or prior to) such Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 5% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. The restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary, (b) Mortgages in favor of the Company or a Domestic Subsidiary, (c) Mortgages in favor of U.S. governmental bodies to secure progress or advance payments, (d) Mortgages on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction cost Mortgages and (e) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive. (Section 1004) The Indenture does not restrict the incurrence of unsecured debt by the Company or its subsidiaries.


  RESTRICTIONS ON SALES AND LEASEBACKS

         Neither the Company nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless (a) the Company or such Domestic Subsidiary could incur a lien on such property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities then outstanding or (b) the Company, within 120 days, applies to the retirement of its Funded Debt an amount not less than the greater of (i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (ii) the fair value of the Principal Domestic Manufacturing Property so leased (subject to credits for certain voluntary retirements of Funded Debt). This restriction will not apply to any sale and leaseback transaction (a) between the Company and a Domestic Subsidiary or between Domestic Subsidiaries or (b) involving the taking back of a lease for a period of less than three years. (Section 1005)


  CERTAIN DEFINITIONS

         The term "Attributable Debt" means the total net amount of rent (discounted at 10% per annum compounded annually) required to be paid during the remaining term of any lease. (Section 101)

         The term "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

         The term "Domestic Subsidiary" means a subsidiary of the Company except a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing the operations of the Company and its subsidiaries outside the United States. (Section 101)

         The term "Funded Debt" means Debt having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof.

         The term "Principal Domestic Manufacturing Property" means any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing or processing, located in the United States, owned or leased by the Company or a subsidiary of the Company and having a gross book value in excess of 3/4 of 1% of Consolidated Net Tangible Assets, other than any such facility or portion thereof (i) which is a pollution control or other facility financed by obligations issued by a State or local governmental unit pursuant to Section 103(b)(4)(E), 103(b)(4)(F) or 103(b)(6) of the Internal Revenue Code of 1954, or any successor provision thereof, or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its subsidiaries as an entirety. (Section 101)


EVENTS OF DEFAULT

         The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

         If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

         Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

         The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.
(Section 512)

         The Company will furnish to the Trustee annually a certificate as to compliance by the Company with all conditions and covenants under the Indenture. (Section 1007)


DEFEASANCE

         The Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.


  DEFEASANCE AND DISCHARGE

         The Indenture provides that, if applicable, the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, and (ii) the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) to the effect that the Debt Securities of such series, if then listed on the New York Stock Exchange, Inc., will not be delisted as a result of such deposit, defeasance and discharge. (Section 403)


  DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

         The Indenture provides that, if applicable, the Company may omit to comply with certain restrictive covenants in Sections 1004 (Limitation on Liens) and 1005 (Limitation on Sales and Leasebacks), and Section 501(4) (described in clause (d) under "Events of Default") with respect to Sections 1004 and 1005 shall not be deemed to be an Event of Default under the Indenture and the Debt Securities of any series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. The obligations of the Company under the Indenture and the Debt Securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) to the effect that (i) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (ii) the Debt Securities of such series, if then listed on the New York Stock Exchange, Inc., will not be delisted as a result of such deposit and defeasance. (Section 1006)


  DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

         In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default", the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.


MODIFICATION AND WAIVER

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 662/3% in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

         The Holders of 662/3% in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)


CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets as an entirety to, any Person, provided that (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of Debt Securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) certain other conditions are met. (Article Eight)

REGARDING THE TRUSTEE

         The First National Bank of Chicago is the Trustee under the Indenture. The First National Bank of Chicago is also a depositary of the Company and has performed other services for the Company and its subsidiaries in the normal course of its business.


                             DESCRIPTION OF WARRANTS

         The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement (the "Offered Warrants") and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Offered Warrants.

         The Company may issue Warrants for the purchase of Debt Securities, Warrants to buy or sell debt securities of or guaranteed by the United States ("Government Debt Securities"), Warrants to buy or sell foreign currencies, currency units or units of a currency index or currency basket, Warrants to buy or sell units of a stock index or stock basket and Warrants to buy and sell a commodity or a commodity index. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. The Warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth herein and in any applicable Prospectus Supplement. The Offered Warrants will be issued under a Warrant Agreement to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. The following summaries of certain provisions of the forms of Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to the provisions of the forms of Warrant Agreement (including the forms of Warrant Certificates), copies of which are filed as an exhibit to the Registration Statement.


GENERAL

         The Prospectus Supplement will describe the following terms of the Offered Warrants (to the extent such terms are applicable to such Warrants): (i) the offering price; (ii) the currency, currency unit, currency index or currency basket based on or relating to currencies (including ECU) for which Warrants may be purchased; (iii) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (iv) whether the Warrant Certificates will be issuable in definitive registered form or global form or both; (v) federal income tax consequences; (vi) whether the Warrant is for Debt Securities, Government Debt Securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or such other index or reference as therein described; and
(vii) any other terms of the Warrants, including any terms which may be required or advisable under United States laws or regulations.

         If the Offered Warrants are to purchase Debt Securities, the Prospectus Supplement will also describe (a) the designation, aggregate principal amount, currency, currency unit or currency basket of denomination and other terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (b) the designation and terms of the Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security;
(c) the date on and after which the Offered Warrants and the related Debt Securities will be separately transferable; and (d) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which and currency, currency unit or currency basket in which such principal amount of Debt Securities may be purchased upon such exercise.

         If the Offered Warrants are to buy or sell Government Debt Securities or a foreign currency, currency unit, currency index or currency basket, such Offered Warrants will be listed on a national securities exchange and the Prospectus Supplement will describe the amount and designation of the Government Debt Securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each Offered Warrant, whether such Offered Warrants provide for cash settlement or delivery of the Government Debt Securities or foreign currency, currency unit, units of the currency index or currency basket upon exercise, and the national securities exchange on which the Offered Warrants will be listed.

         If the Offered Warrants are Offered Warrants on a stock index or a stock basket, such Offered Warrants will provide for payment of an amount in cash determined by reference to increases or decreases in such stock index or stock basket and will be listed on a national securities exchange, and the Prospectus Supplement will describe the terms of the Offered Warrants, the stock index or stock basket covered by the Offered Warrants and the market to which such stock index or stock basket relates, and the national securities exchange on which the Offered Warrants will be listed.

         If the Offered Warrants are Offered Warrants on a commodity or commodity index, such Offered Warrants will provide for cash settlement or delivery of the particular commodity or commodities and such Offered Warrants will be listed on a national securities exchange. The Prospectus Supplement will describe the terms of the Offered Warrants, the commodity or commodity index covered by the Offered Warrants and the market, if any, to which such commodity or commodity index relates and the national securities exchange on which the Warrants will be listed.

         Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Warrants to buy or sell Government Debt Securities or a foreign currency, currency unit, currency index or currency basket, and Warrants on stock indices or stock baskets or on commodities or commodity indices, may be issued in the form of a single Global Warrant Certificate, registered in the name of the nominee of the depository of the Warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by the Company, for interests in a Global Warrant Certificate, as set forth in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants to purchase Debt Securities will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture.


EXERCISE OF WARRANTS

         Each Warrant will entitle the holder to purchase such principal amount of Debt Securities or buy or sell such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodities at such exercise price, or receive such settlement value in respect of such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index, as shall in each case be set forth in or calculable from, the Prospectus Supplement relating to the Warrants or as otherwise set forth in the Prospectus Supplement. Warrants may be exercised at any time up to 3:00 P.M. New York time on the date set forth in the Prospectus Supplement relating to such Warrants or as may be otherwise set forth in the Prospectus Supplement. After such time on that date (or such later date to which such date may be extended by the Company), unexercised Warrants will become void.

         Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the Warrant Certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities, or (except in the case of Warrants providing for cash settlement) payment for or delivery of the Government Debt Securities or currency, currency unit, currency index, currency basket, stock index, stock basket, commodity or commodities index as the case may be, purchased or sold upon such exercise. Warrants will be deemed to have been exercised upon receipt of such Warrant Certificate and any such payment, if applicable, at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement and the Company will, as soon as practicable thereafter, issue and deliver the Debt Securities purchasable upon such exercise, or buy or sell such Government Debt Securities or currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodities or pay the settlement value in respect of such Warrants. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of the Warrants.


                              PLAN OF DISTRIBUTION

         The Company may sell Debt Securities and Warrants to or through underwriters, and also may sell Debt Securities and Warrants directly to other purchasers or through agents. Such underwriters may also act as agents.

         The distribution of the Debt Securities and Warrants, if any, may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of Debt Securities and Warrants, if any, underwriters may receive compensation from the Company or from purchasers of Debt Securities and Warrants, if any, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities and Warrants, if any, to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities and Warrants, if any, may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities and Warrants, if any, by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

         Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities and Warrants, if any, may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

         If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities and Warrants, if any, from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities and Offered Warrants, if any, shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.


                                 LEGAL OPINIONS

         Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities and Offered Warrants, if any, the validity of Offered Debt Securities and Offered Warrants, if any, will be passed upon for the Company by Chris B. Walther, Esq., Counsel, The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and for the underwriters or agents, as the case may be, by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), One New York Plaza, New York, New York 10004. Mr. Walther may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson, and Fried, Frank, Harris, Shriver & Jacobson may rely as to matters of Ohio law upon the opinion of Mr. Walther. Fried, Frank, Harris, Shriver & Jacobson from time to time perform legal services for the Company.


                                     EXPERTS

         The consolidated financial statements and financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.








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   No person has been authorized to
give any information or to make any
representations other than those
contained in this Prospectus Supplement
or the Prospectus, and, if given or
made, such information or representations
must not be relied upon as having been
authorized. This Prospectus Supplement
and the Prospectus do not constitute
an offer to sell or the solicitation
of an offer to buy any securities other
than the securities described in this
Prospectus Supplement or an offer to
sell or the solicitation of an offer
to buy such securities in any
circumstances in which such offer or
solicitation is unlawful.
Neither the delivery of this Prospectus               $100,000,000
Supplement or the Prospectus nor any
sale made hereunder or thereunder                            THE
shall, under any circumstances, create                PROCTER & GAMBLE
any implication that there has been no                     COMPANY
change in the affairs of theCompany
since the date hereof or that the                     8.75% DEBENTURES
information contained herein or                       DUE JUNE 1, 2022
therein is correct as of any time
subsequent to the date of such
information.

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                   TABLE OF CONTENTS

                 Prospectus Supplement

                                     Page
                                     ----

Incorporation of Certain
  Documents by Reference.............S-2
Consolidated Ratio of
  Earnings to Fixed Charges..........S-2
Description of Warrants..............S-2
Description of Debentures............S-3

                       Prospectus

Available Information................2
Incorporation of Certain
  Documents by Reference.............2
The Company..........................3
Use of Proceeds......................4
Summary Financial Information........4
Description of Debt Securities.......5
Description of Warrants..............12
Plan of Distribution.................15
Legal Opinions.......................15
Experts..............................16